UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ENSURGE, INC.
(Exact name of registrant as specified in charter)

Nevada	87-0431533
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2825 E. Cottonwood Parkway, Suite 500 Salt Lake City, Utah	84121
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☑

Securities Act registration statement file number to which this form relates (if applicable):  N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.001 Per Share
(Title of Class)

Item 1.                      Description of Registrant’s Securities to be Registered.

Ensurge, Inc., a Nevada corporation, authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share.  The following description is a summary of our securities and contains the material terms of our securities.  Additional information can be found in our articles of incorporation, bylaws and other documents discussed below.

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which, the holders of common stock are entitled to vote. Subject to the rights of the holders of any preferred stock we may designate or issue in the future, or as may otherwise be required by law or our articles of incorporation, our common stock is our only common stock entitled to vote in the election of directors and on all other matters presented to our stockholders. The common stock does not have cumulative voting rights or preemptive rights. Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive such assets as are available for distribution to our stockholders.

Item 2.                      Exhibits.

The Registrant hereby incorporates by reference the following exhibits:

Exhibit No.	Document Description
3.1
Articles of Incorporation, as amended and filed with the Nevada Secretary of State (incorporated by reference to Exhibit 3.1 from the Company’s annual report on Form 10-K for the year ending December 31, 2009)

3.2	Amended and Restated Bylaws (incorporated by reference to Revised Bylaws for Ensurge, Inc.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ENSURGE, INC.

Date: July 13, 2011	By:	/s/ Jeff Hanks
Name: Jeff Hanks Title: Chief Financial Officer